Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVERBANK FINANCIAL CORP
FIRST: The name of the Corporation is EverBank Financial Corp (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
FOURTH: The total number of shares of stock that the Corporation shall have the authority to issue is 510,000,000 shares of capital stock (“Capital Stock”), consisting of (i) 500,000,000 shares of Common Stock, with a par value of one cent ($0.01) per share (the “Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, with a par value of one cent ($0.01) per share (the “Preferred Stock”).

(a)
Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(b)
Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(c)	Ownership Limitation.

(i)
Limitation. Except as otherwise permitted pursuant to clause (ii) and (iii) below, any sale, transfer, gift, assignment, devise, pledge or other disposition of Capital Stock and the related purchase or receipt thereof (each, a “Transfer”) that results in any Person, acting directly or indirectly or through or in concert with one or more other Persons, acquiring (A) control of

Exhibit 3.1

the Corporation or any depository institution subsidiary of the Corporation for purposes of the Change in Bank Control Act, 12 U.S.C.A. §1817(j), or the Savings and Loan Holding Company Act, 12 U.S.C.A. §1467a, or any applicable regulation promulgated under either such Act or any successor statute or successor regulation (such statutes and regulations being the “Regulatory Scheme”) or (B) the ownership, control or power to vote more than 9.9% of the shares of any class of voting securities of the Corporation as determined by reference to the Regulatory Scheme (each of (A) and (B), a “Control Event”) shall, to the extent, and solely to the extent, it involves Excess Securities (as defined below) purported to be included in such Transfer, be prohibited and void ab initio and subject to the terms of this section (c) (any such purported Transfer of Excess Securities being a “Prohibited Transfer”). “Person” shall mean an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity, and the term Person shall include any individual or entity through which such Person acts indirectly and any individual or entity with which such Person acts in concert. “Excess Securities” shall mean the Capital Stock purported to be included in a Transfer in excess of the maximum number of shares of Capital Stock that may be acquired by a Person, acting directly or indirectly or through or in concert with one or more other Persons, without causing a Control Event; provided, however, that in no event shall Excess Securities include any shares of Capital Stock that were acquired by such Person prior to May 8, 2012.

(ii)
The Board of Directors, by the affirmative vote of a majority of entire Board of Directors, shall have the sole discretion to waive the prohibition set forth in Section (c)(i) above with respect to any Transfer, which waiver may be subject to such conditions as the Board of Directors may in its sole discretion so determine.

(iii)	The restrictions set forth in this Section (c) shall not apply to a duly authorized employee benefit plan of the Corporation.

(iv)	Treatment of Excess Securities.

(1)
No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a purported transferee of a Prohibited Transfer (a “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. The Purported Transferee shall not be entitled with respect to Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such securities shall cease to be Excess Securities.

(2)
If the Board of Directors determines that a Transfer constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to any Excess Securities (the “Prohibited Distributions”), to the agent designated by the Board of Directors of the Corporation (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Capital Stock in question or otherwise would

Exhibit 3.1

adversely affect the value of any class or series of Capital Stock. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to this section (c) including clauses (C) or (D) below, as applicable, if the Agent rather than the Purported Transferee had resold the Excess Securities.

(3)
To the extent that a Purported Transferee acquired Excess Securities other than pursuant to an Involuntary Prohibited Transfer (as defined below) (a “Voluntary Prohibited Transfer”), the Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee previously had resold the Excess Securities, any amounts received by the Agent from a Purported Transferee pursuant to clause (B) above, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder in respect of such Excess Securities; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the lesser of (A) the amount paid by the Purported Transferee for the Excess Securities or (B) the fair market value of the Excess Securities at the time of the attempted Transfer, (1) if the Capital Stock is listed on a national securities exchange, calculated based upon the closing sale price per share on the principal exchange on which such Capital Stock is listed as reported by such exchange on the day before the Transfer, (2) if the Capital Stock is not listed or admitted to trading on any national securities exchange but is traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization on the day before the Transfer, or, if none, on the last preceding day for which such quotations exist, or (3) if the Capital Stock is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, and (iii) third, any remaining amounts, subject to the limitations imposed by the following sentence, shall be paid to the Corporation. The recourse of any Purported Transferee in respect of any Voluntary Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence.

(4)
To the extent that a Purported Transferee acquires or becomes the holder of Excess Securities without any direct or indirect action by the Purported Transferee (an "Involuntary Prohibited Transfer"), the Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee previously had resold the Excess Securities, any amounts received by the Agent from a Purported Transferee pursuant to clause (B) above, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder in respect of such Excess Securities (except in the case of any Involuntary Prohibited Transfer that is solely the result of action initiated by the Corporation, in which case such amounts shall be borne by the Corporation); and (ii) second, any remaining amounts shall be paid to the Purported Transferee.

Exhibit 3.1

(5)	The determination of whether any Prohibited Transfer is a Voluntary Prohibited Transfer or an Involuntary Prohibited Transfer shall be made in the sole discretion of the Board of Directors.

(v)
Required Notices. Any Person (or group of related Persons or Persons acting in concert) that purports to own, control or have the power to vote Excess Securities shall give prompt written notice to the Corporation of such fact. Each Person (or group of related Persons or Persons acting in concert) that owns, controls or has the power to vote any shares of Capital Stock shall provide in writing to the Corporation upon demand any information as the Board of Directors deems necessary to enforce the provisions of this section (c).

(vi)	Voting of Excess Securities. Any vote cast with respect to Excess Securities shall be void ab initio.

(vii)
Settlements. Nothing in this section (c) shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this section (c) and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this section (c).

(viii)
Pro Rata Treatment. To the extent that a Person that is a Purported Transferee of Excess Securities consists of one or more individuals or entities, the Excess Securities shall for purposes of this section (c) be apportioned among such individuals or entities pro rata based on the number of shares of Capital Stock held by each individual or entity.

(ix)
Remedies. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this section (c). No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing. The Board of Directors shall have the power to construe and apply the provisions of this section (c) and to make all determinations necessary or desirable to implement such provisions, including but not limited with respect to: (A) the number of shares of any class or series of Capital Stock; (B) whether two or more entities are acting in concert so as to constitute a Person as defined in this section (c); (C) the application of any other definition or operative provision of this section (c) to given facts; or (D) any other matter relating to the applicability or effect of this section (c).

(x)	Legends and Notice. In addition to any other legend required by applicable law, each certificate for shares of Capital Stock shall bear substantially the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION. EXCEPT AS OTHERWISE PROVIDED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, NO PERSON OR GROUP OF RELATED PERSONS OR PERSONS ACTING IN CONCERT MAY OWN, CONTROL OR HAVE THE POWER TO VOTE EXCESS SECURITIES (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION) AND ANY TRANSFER OF EXCESS SECURITIES WITHOUT HAVING OBTAINED A BOARD WAIVER WILL BE AUTOMATICALLY NULL AND VOID AB INITIO AND SUBJECT TO DISPOSITION AS PROVIDED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION.

Exhibit 3.1

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(a)
The Board of Directors shall consist of not less than seven (7) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors.

(b)	The election of directors of the Corporation need not be by written ballot.

(c)
Each director shall be elected at the Annual Meeting and shall hold office until the following Annual Meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. As determined by the Board of Directors, the Annual Meeting should be held each year, to the extent practicable, to ensure that the terms of office of directors shall approximate one (1) complete year in length.

(d)
Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.

(e)
Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding Capital Stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any related Certificate of Designation) applicable thereto.

(f)
In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-laws by the affirmative vote of at least a majority of the entire Board of Directors. The Corporation's By-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of the Corporation's then outstanding Capital Stock entitled to vote generally in the election of directors.

(g)
In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

SIXTH:

(a)
Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, (i) may be called by either (A) the Chairman of the Board of Directors, (B) the Chief Executive Officer, or (C) the President, if there be one, or (ii) shall be called by the Secretary or an Assistant Secretary at the request in writing of (A) the Board of Directors, (B) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority expressly include

Exhibit 3.1

the power to call such meetings or (C) the holders of at least twenty five percent (25%) of the voting power of the Corporation's then outstanding Capital Stock entitled to vote generally in the election of directors. Other than as set forth in clause (ii)(C) of the preceding sentence, any power of the stockholders to call a special meeting of stockholders is hereby specifically denied.

(b)
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the stockholders shall not have authority to consent in writing to the taking of any action.

SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article EIGHTH.

(a)
The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

(b)
The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(c)
Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH: The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation's stockholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine.

Exhibit 3.1

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to Section (c) of Article FOURTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH or this Article TENTH without the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of the Corporation's then outstanding Capital Stock entitled to vote generally in the election of directors.

Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
6.75% SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
EVERBANK FINANCIAL CORP

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

EverBank Financial Corp, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

The Pricing Committee of the Board of Directors of the Corporation, in accordance with the resolutions of the Board of Directors of the Corporation dated October 8, 2012, the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and applicable law, adopted the following resolution on November 5, 2012, creating a series of 6,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation designated as “6.75% Series A Non-Cumulative Perpetual Preferred Stock”:

RESOLVED, that pursuant to the authority granted to and vested in the Pricing Committee of the Board of Directors of EverBank Financial Corp (the “Corporation”), by the Board of Directors of the Corporation at a meeting held on October 8, 2012, the Amended and Restated Certificate of Incorporation of the Corporation, the Bylaws of the Corporation and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be, and hereby is, created and designated as the “6.75% Series A Non-Cumulative Perpetual Preferred Stock” and the Pricing Committee hereby fixes and determines the number of shares, the designations, voting power, preferences, participations, optional, relative or special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth below:

Section 1. Designation. The designation of the series of preferred stock shall be 6.75% Series A Non-Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”). Series A Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The Series A Preferred Stock is a single series of authorized preferred stock consisting of 6,000,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized; provided that any such additional shares of Series A Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series A Preferred Stock are otherwise treated as fungible with the Series A Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Series A Preferred Stock would form a single series with the outstanding Series A Preferred Stock. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

Exhibit 3.1

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.
“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Corporation” means EverBank Financial Corp.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Nonpayment” shall have the meaning set forth in Section 7(c)(i) hereof.

“Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

“Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

“Regulatory Capital Treatment Event” means the Corporation’s determination, in good faith that, as a result of any (i) amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock, (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock, or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series A Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

“Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.

(a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation out of legally available assets, non-cumulative cash dividends on the liquidation preference, which is $25,000 per share of Series A Preferred Stock. These dividends will be payable quarterly in arrears on each such date being referred to herein as a “Dividend Payment Date”. Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 6.75%. Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such

Exhibit 3.1

other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. A Dividend Period is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series A Preferred Stock. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day and no additional dividends will accrue in respect of any payment made on the next succeeding Business Day.

(b) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall not be cumulative. Accordingly, if the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not be deemed to have accrued and the Corporation shall have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation are declared for any future dividend period.

(c) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during any dividend period, unless, in the case of each of clauses (i), (ii) and (iii) above, the full dividends for the then-current Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, may be declared and paid on any Parity Stock or Junior Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, after satisfaction of liabilities to the Corporation’s creditors, and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share plus declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

Exhibit 3.1

(b) Partial Payment. In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders plus any declared and unpaid dividend.

(c) Residual Distributions. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series A Preferred Stock is not subject to any mandatory redemption or other similar provision. The Series A Preferred Stock is not redeemable prior to January 5, 2018. On that date, and on any Dividend Payment Date thereafter, the Series A Preferred Stock will be redeemable at the Corporation’s option, in whole or in part, upon notice given as provided in Section 6(b) below, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends (the “Redemption Price”). Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock. Notwithstanding the foregoing, within 90 days of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem as provided in Section 6(b) below and subsequently redeem, all (but not less than all) of the shares of Series A Preferred Stock at the time outstanding at the Redemption Price applicable on such date of redemption. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(b) Notice of Redemption. If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A Preferred Stock to be redeemed, either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register or by such other method approved by the depositary, in its reasonable discretion, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the the Series A Preferred Stock are represented by depositary shares held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Any notice mailed or transmitted as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption shall include a statement setting forth (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates evidencing such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date subject to necessary funds being set aside.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata from

Exhibit 3.1

the holders of record of Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such holders or by lot or in such other manner as the Corporation may determine to be fair and equitable.

(d) Effectiveness of Redemption. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of the shares of the Series A Preferred Stock called for redemption, then on and after the redemption date, dividends with respect to such shares shall cease to accrue, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except the right of the holders thereof to receive the Redemption Price. The Corporation shall be entitled to receive, from time to time, from the bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors to hold funds necessary for the redemption of any shares of Series A Preferred Stock in trust for the benefit of the holders of the shares called for redemption any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. Except as provided below and otherwise provided by law, the holders of the Series A Preferred Stock will have no voting rights.

(a) Supermajority Voting Rights-Amendments. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of the Certificate of Incorporation or this Certificate of Designations or any other certificate amendatory thereof or supplemental thereto (including any certificate of designations or any similar document relating to any series of preferred stock) so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common or preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock.

(b) Supermajority Voting Rights-Priority. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the shares of the Series A Preferred Stock and all other Parity Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c) Special Voting Right.

(i) Voting Right. Whenever dividends on any shares of the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of the Series A Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) shall be entitled to vote as a single class for the election of a total of two additional members of the Board of Directors of the Corporation, provided that the Board of Directors of the Corporation shall at no time include more than two such directors. In that event, the number of directors on the Board of Directors of the Corporation shall automatically increase by two. Each such director

Exhibit 3.1

elected by the holders of shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, is a “Preferred Director.”

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and any other class or series of the Corporation’s preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(c)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series A Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below.

(iii) Notice for Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(c)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv). So long as Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors), may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series A Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. If and when full dividends have been regularly paid for at least four consecutive Dividend Periods following a Nonpayment on the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, the holders of the Series A Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on the Board of Directors of the Corporation shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock (together with holders of any other class or series of the Corporation’s preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).

(d) The vote or consent of the holders of the shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

(e) The voting rights granted in Sections 7(a), (b) and (c) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

Exhibit 3.1

Section 8. Conversion. The holders of Series A Preferred Stock shall not have any rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7(b), any class of securities ranking senior to the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series A Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series A Preferred Stock are not subject to any mandatory redemption sinking fund or other similar provision.

Section 13. Preemptive Rights. The holders of shares of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 15. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if giving in such other manner as may be permitted herein, in the Certificate of Incorporation or Bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock or depositary shares representing an interest in shares of Series A Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by DTC.

Section 16. Stock Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 17. Other Rights. The Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.